       Prospectus Supplement dated November 29, 1999, to Prospectus dated
                                August 31, 1999


                     BELL ATLANTIC FINANCIAL SERVICES, INC.
                                     ISSUER

                            BELL ATLANTIC CORPORATION
                                SUPPORT PROVIDER

                                 $2,455,000,000

                    5.75% SENIOR EXCHANGEABLE NOTES DUE 2003


         This Prospectus Supplement dated November 29, 1999 supplements and amends the Prospectus dated August 31, 1991 as follows:

         The section entitled "SELLING HOLDERS," beginning on page 38 is amended to include the following selling Noteholders who have provided us with notice and the requisite information as of November 24, 1999. To the extent that a selling Noteholder listed below is already named in the Prospectus, the information set forth below replaces the information in the Prospectus.


Name and Address of Selling                Principal Amount of Notes Beneficially
     Noteholder                                     Owned and to be Sold

Capital Guardian Global Convertible Fund                $ 615,000
c/o Capital Guardian Trust Company
11100 Santa Monica Boulevard
15th Floor
Los Angeles, CA 90025


Smith Barney Convertible Bond Fund                     $2,500,000
c/o Salomon Brothers Asset Management, Inc.
7 World Trade Center
38th Floor
New York, New York 10048



  Name and Address of Selling             Principal Amount of Notes Beneficially
          Noteholder                               Owned and to be Sold
Calamos Asset Management, Inc.**                       $13,150,000
1111 E. Warrenville Road
Naperville, Illinois 60563

Q Investments, L.P.                                    $ 1,800,000
301 Commerce Street #2975
Fort Worth, Texas 76102

R2 Investments, LDC                                    $ 1,450,000
c/o Amalgamated Gadget, L.P.
301 Commerce Street  #2975
Fort Worth, Texas 76102




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** As investment manager for Delta Airlines Master Trust,. Port Authority of
Allegheny county Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union, Champion International Corporation Master Retirement Trust, The Dow Chemical company Employees' Retirement Plan, Dorinco Reinsurance Company, Amisure Companies/ Michigan Mutual Insurance Company, United Food and Commercial Workers Local 1262 and Employers Pension Fund, SPT, Physicians' Reciprocal Insurers Account #7, and CALAMOS Convertible Fund, no one of which owns more that 1% of the outstanding principal amount of the Notes



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